Exhibit 10.20

July 26, 2013

Mr. Todd Savitt

15234 Crestview Court

Poway, CA 92064

Dear Todd:

Parametric Sound Corporation (“Parametric”) is pleased to present you with this employment offer under the following terms and conditions:

Title and Duties:	Vice President – Sales and Marketing with duties to include but not be limited to marketing, sales and business development related to our commercial audio markets and our licensing business. You will report to our Executive Chairman. Your duties as discussed will require travel from time to time including overnite stays.

Proposed Start Date:	July 26, 2013.

Annual Base Salary: This is a full time position and you will be expected to work a minimum of 40 hours per week on Parametric activities. The full-time annual base compensation rate will be $190,000 and will paid monthly at the end of each month.

Bonus and Commission: You will join the executive bonus plan with a target bonus of up to 80% of your base compensation pro-rated for 2013. The bonus will be based: 60% on revenue targets; 20% on company profit targets; and 20% on milestones targets.

Stock Options:	Management has recommended to the Board of Directors that you be granted stock options to purchase 75,000 shares of common stock. The stock options will be exercisable for five years after grant, subject to earlier termination. The options will vest quarterly commencing September 30, 2013 over two years. The option price will be the closing price on the day preceding approval by the Board of Directors which was July 26, 2013, subject to your acceptance of this offer.

Work Location: Parametric’s office is in Poway, California at 13771 Danielson Street, Suite L, Poway, California which will be your primary work location.

Mr. Todd Savitt

July 26, 2013

Benefits:	Parametric intends to add benefits in the future including group insurance and when we commence any such plans then you will be eligible to participate on the same terms as other employees. Parametric currently has no group insurance plans but is seeking what coverage is available in the current market.

Parametric observes 9 paid holidays per calendar year. Our Personal Days Off (“PDO”) policy is a combination of vacation and sick days. PDO hours are accrued per pay month once you become a full-time employee. Your schedule is as follows:

Year 1-4: 10 hours per pay month Over 4: 13.33 hours per pay month PDO will max out at 160 hours.

Severance:	In the event the employment with the Company is terminated by the Company without cause (as defined below) or the employee terminates his employment for Good Reason (as defined below), then the Company shall provide the employee with the following severance benefits hereunder, as applicable:

a.	The employee shall be entitled to severance pay in the form a single lump sum payment equal to four to six months of the employee’s annual base salary then in effect. You will receive 4 months termination pay under this provision for the first nine months of employment and then increased to 6 months at the beginning of month ten.

b.	Employee will receive 1 percent commission based on total revenue generated from the closed licensing deals generated by the employee for a period of one year after termination.

c.	Notwithstanding any contrary terms of any stock option grants, any outstanding vested stock options held by the employee at the date of such termination shall continue to be exercisable for a period of up to three months following such termination, but in no event beyond the maximum permitted expiration date.

Definitions: For purposes of this agreement, the following terms shall have the following meanings:

Cause: “Cause” shall mean that one or more of the following has occurred:

i.	The employee has been convicted of a felony crime involving fraud, dishonesty or violence.

ii.	The employee has intentionally and willfully engaged in material acts of fraud, dishonesty or gross misconduct that have a material adverse effect on the Company, unless the employee believed in good faith that such acts were in the best interests of the Company.

iii.	The employee intentionally and willfully refuses to perform his duties under this agreement after there has been delivered to the employee a written demand for performance from the Company which describes the basis for the Company’s belief that the employee has violated his obligation to perform his duties to the Company.

Mr. Todd Savitt

July 26, 2013

Good Reason: “Good Reason” for the employee to terminate the employee’s employment hereunder shall mean the occurrence of any of the following events without the employee’s consent: provided however, that any resignation by the employee due to any of the following conditions shall only be deemed for Good Reason if: (i) the employee gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the conditions(s) that the employee believes constitutes Good Reason, which notice shall describe such conditions(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice of such condition(s) from the employee; and (iii) the employee actually resigns his employment within the first ninety (90) days after expiration of the written notice.

i.	A material reduction by the Company of the employee’s base salary or target bonus percentage as initially set forth herein or as the same may be increased from time to time.

ii.	A material reduction by the Company of the employee’s authority, duties and responsibilities.

iii.	A material breach of this agreement by the Company

Change in Control:	The employee shall receive severance rights and acceleration of stock option vesting in the event of a Change of Control arising after nine months of employment in which the employee is either terminated or experiences a significant reduction in scope of responsibilities. No such rights shall be effective for any Change of Control that was announced, being negotiated by management or completed during the first nine months of employment. All outstanding stock options held by the employee will automatically accelerate and any outstanding stock options held by the employee as of the date of change in control shall continue to be exercisable for three (3 months) following such change in control, but in no event beyond the maximum permitted expiration date of such stock options.

“Change in Control” shall mean the occurrence of any of the following events:

i.	the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets or the exclusive license of substantially all of the intellectual property of the Company material to the business of the Company resulting in the Company being unable to continue its business as in effect prior to such license; provided, however, that a mortgage, pledge or grant of a security interest to a bona fide lender shall not by itself constitute a Change of Control.

ii.	the consummation of a merger or consolidation of the Company with or into another entity in which the stockholders of the Company exchange their shares of capital stock of the Company for cash, stock, property or other consideration (except one in which the stockholders of the Company as constituted immediately prior to such transaction continue to hold after the transaction at least 70% of the voting power of the capital stock of the Company or the surviving or acquiring entity or parent entity of the surviving or acquiring entity).

iii.	the closing of the acquisition, in one transaction or a series of related transactions by a person or group of affiliated persons (other than an underwriter of the Company’s securities), of beneficial ownership of 30% or more of the outstanding voting stock of the Company.

Product Description	You will work for and report to our Executive Chairman.

Policy Manual:	Additional terms of employment are set forth in our Employee Manual, as may be revised from time to time.

Mr. Todd Savitt

July 26, 2013

Further Agreements:	You will be required to sign an Insider Trading Policy document, Mutual Agreement to Arbitrate and a Code of Business Conduct and Ethics. We will require I9 documentation and a Form W-4. You will also be expected to execute a NON-DISCLOSURE AGREEMENT AND INVENTIONS ASSIGNMENT FOR PROTECTION OF CONFIDENTIAL AND PROPRIETARY INFORMATION agreement.

You are entitled to published benefits of the company as they may be so determined including, but not limited to those listed above. Other employment terms and policies not specified above are subject to change at the discretion of management or the Board of Directors.

If you have any questions please call me at 888-477-2150 Ext 504 or Ken Potashner at Ext 507. Otherwise please sign this offer in the space provided below signifying that you have read and accept the terms herein and email back or fax to me at 888-NEW-2150. While we acknowledge your oral acceptance of these terms we would appreciate a written response in the space below.

Let me say that we are looking forward to having a person of your caliber join the team and hope you feel welcome!

Sincerely,

/s/ James A. Barnes

James A. Barnes

Chief Financial Officer

Offer Accepted:

/s/ Todd Savitt

Todd Savitt